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                      [LETTERHEAD OF RHOADS & SINON LLP]

                                 July 6, 2001

                                   EXHIBIT 5
                                   ---------
                              (validity opinion)

                        Re:  Mauch Chunk Trust Company
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                    Formation of a One-Bank Holding Company
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Mr. Patrick H. Reilly
President and CEO
Mauch Chunk Trust Company
1111 North Street
Jim Thorpe, PA 18224

Dear Mr. Reilly:

     We have been engaged as counsel to Mauch Chunk Trust Company (the "Bank") and Mauch Chunk Trust Financial Corp., a Pennsylvania business corporation (the "Company"), in connection with the organization of the Company as a bank holding company and the preparation and filing of all relevant documents with the Pennsylvania Department of Banking, the Federal Reserve Board, the Federal Deposit Insurance Corporation, applicable state securities law administrators, and the Securities and Exchange Commission ("SEC").

     We have prepared a Registration Statement on Form S-4 filed or to be filed with the SEC that includes a Proxy Statement/Prospectus, under the provisions and regulations of the Securities Act of 1933, as amended, relating to the offering by the Company of a maximum of 980,346 shares of its common stock, without par value (the "Common Stock"). The Common Stock will be issued pursuant to the Plan of Merger and Reorganization dated as of May 17, 2001 (the "Plan of Reorganization") among the Company, the Bank and Mauch Chunk Interim Trust Company (the "Interim Bank"). Under the Plan of Merger and Reorganization, the Interim Bank will merge with and into the Bank, and each whole share of the Bank's outstanding common stock, par value $1.00 per share (other than shares as to which dissenter's rights have been perfected), will be exchanged for one share of the Common Stock, without par value, of the Company.
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July 6, 2001
Page 2

     As counsel to the Company and the Bank, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement, including the Proxy Statement/Prospectus, with the SEC. We have reviewed the Company's Articles of Incorporation and Bylaws, as presently in effect. We have prepared and reviewed an execution copy of the Plan of Merger and Reorganization, copies of the Company's corporate minutes and other proceedings and records relating to the authorization and issuance of the Common Stock, and such other documents and matters of law as we have deemed necessary in order to render this opinion.

     Based upon the foregoing, and in reliance thereon, it is our opinion that, upon the consummation of the Plan of Merger and Reorganization in accordance with its terms, each of the shares of Common Stock issued pursuant to the Registration Statement will be duly authorized, legally and validly issued and outstanding, and fully paid and non-assessable.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Proxy
Statement/Prospectus included in the Registration Statement under the caption "Description of the Holding Company's Capital Securities - Legal Opinion" and "Reorganization - Tax Consequences."

                                              Very truly yours,


                                              /s/ Rhoads & Sinon LLP